EnDevCo, Inc.

PROXY STATEMENT

THIS PROXY STATEMENT CONTAINS INFORMATION FOR CONSIDERATION BY THE ENDEVCO, INC. SHAREHOLDERS.  PLEASE READ THE PROXY STATEMENT IN ITS ENTIRETY BEFORE TAKING ANY ACTION WITH RESPECT TO THE PROPOSAL PRESENTED HEREIN.

SEPTEMBER 1, 2005

The accompanying proxy is solicited by the Board of Directors of EnDevCo, Inc. to the owners of Common Shares, par value $0.00 per share (the "Common Shares") of EnDevCo, Inc., a Texas Corporation (the "Corporation"), for use at the annual meeting of shareholders (the "Annual Meeting") to be held at 3000 Richmond, Suite 370, Houston, Texas 77098, on Monday October 24, 2005 at 9:30 A.M. local time, and at any and all adjournments thereof.  Execution of a proxy will not in any way affect a shareholder's right to attend the meeting and to vote in person.  Any shareholder giving such proxy has the right to revoke it at any time before it is voted.  A proxy may be revoked at any time before it is voted by written notice to the Secretary of the Corporation or by executing a new proxy bearing a later date, or by voting in person at the meeting.  A proxy when executed and not so revoked, will be voted in accordance therewith. All expenses in connection with the solicitation of proxies will be borne by the Corporation.

The notice date of this Proxy Statement is September 1, 2005. This Proxy Statement and the accompanying proxy ballot card are first being sent or given to the Corporation's common shareholders on or about September 30, 2005.

ITEMS OF BUSINESS

The Board of Directors of the Corporation has identified several items of business that will be brought before the shareholders for approval.  These items are:

     1) Elect two (2) directors to the Board of Directors for a term of three (3) years.

     2) Ratification of the appointment of Killman, Murrell & Company PC as the Corporation's independent accountants for fiscal 2004 and 2005.

     3) Transact such other business, including consideration of shareholder proposal(s), as may properly come before the meeting and any adjournment thereof.

VOTING SECURITIES

Record Date/Closing of Transfer Books

The Board of Directors of the Corporation has fixed the close of business on September 12, 2005 as the record date for the determination of shareholders entitled to notice and to vote at the Annual Meeting. As of September 12, 2005, the Corporation had 214,059,750 outstanding Common Shares and 5,830,357 Series "A" Preferred Shares entitled to vote.  In order for your shares to be voted, you must hold your shares as of the record date.  The presence in person or by proxy of the holders of a majority of the outstanding shares of the Corporation is necessary to constitute a quorum at the meeting, but if a quorum should not be present, the meeting may be adjourned from time to time until a quorum is obtained.  If a quorum is present, the vote of a majority of shares represented in person or by proxy will be required to approve the matters to be voted upon.

Shareholders Entitled to Vote / Quorum

The presence in person or by proxy of the holders of a majority of the outstanding Common Shares entitled to vote is necessary to constitute a quorum at the meeting, but if a quorum should not be present, the meeting may be adjourned from time to time until a quorum is obtained. Abstentions and/or broker non-votes will be included in the votes necessary to determine a quorum, however abstentions and/or broker non-votes will not be counted with respect to the election of directors (for directors, the choice is limited to "For" or "Withhold").

A majority of votes "present and entitled to vote" will determine the outcome of the election of each nominee for the Board of Directors.

Proxy Solicitation

Proxies will be solicited by the Corporation, utilizing traditional methods of mailing proxy materials to all shareholders of record as of the record date. All expenses in connection with the solicitation of proxies will be borne directly by the Corporation. The Corporation expects the total expenses for this proxy solicitation not to exceed $50,000.

Voting Your Proxy

You may attend the Annual Meeting and vote your shares in person if you are registered on the books and records of the Corporation as of the Record Date. If a bank, broker or other nominee holds your shares, you must obtain a legal proxy ballot card to vote at the meeting. Please contact your financial advisor for instructions on obtaining a legal proxy ballot card.

If your shares are held in the name of a brokerage firm, bank nominee or other institution, only that entity can sign a proxy ballot card with respect to your shares and only after receiving your specific instructions.

ITEM 1: DIRECTORS' PROPOSAL TO ELECT TWO (2) DIRECTORS TO THE BOARD OF DIRECTORS FOR A TERM OF THREE (3) YEARS.

Directors serve the Corporation until a successor has been elected and qualified, or until the earliest of their death, resignation or retirement. The Corporation expects each nominee for election as a Director at the Annual Meeting to be able to serve if elected. If any nominee is unable to serve if elected, proxies will be voted in favor of the remainder of those nominated.

The Board of Directors has nominated John A. Brush and Charles R. Close to each serve a term that will expire December 31, 2008. Mr. Boyce and Mr. Dittmar will serve as executive Directors and Mr. Brush and Mr. Close will serve as independent non-executive Directors.

On the following pages are short biographical narratives, which outline the principal occupation and certain other information, set forth regarding the members of the Board of Directors.

Your Board of Directors unanimously recommends that you vote "FOR" to elect the nominees for the Board of Directors, as herein nominated.

BOARD OF DIRECTOR MEMBERS

Richard G. Boyce

Mr. Boyce is currently serving on the Corporation's Board of Directors and additionally in the executive capacity as Chief Operating Officer of the Corporation. He is serving a three-year term that expires December 31, 2007. In addition to his activities with the Corporation, Mr. Boyce maintains an active geological consulting practice in Dallas, Texas.

Prior to his involvement with the Corporation, Mr. Boyce began his career as a geophysicist for The Superior Oil Company with early training at the Geoscience Laboratory in Houston, Texas. In l980, Mr. Boyce transferred to Midland, Texas to continue working for Superior Oil Company until 1983. During his ten year career in the Permian Basin, Mr. Boyce also worked for both Conquest Exploration Inc. and Hunt Oil Company. In 1991, Mr. Boyce transferred to Dallas, Texas where he served as the Chief Geophysicist for Hunt Oil Company and in 1992 was appointed the Exploration Manager for the Yemen Hunt Oil Company and the Exploration Vice President of the Hunt Oil subsidiaries, Ethiopia Hunt Oil and Jannah Hunt Oil. In l996, Mr. Boyce left Hunt Oil Company and started Exploration Consultants, a geoscience consulting partnership and in 1997, formed Partners In Exploration, LLC, an exploration partnership that generated exploration opportunities in South Louisiana under a joint venture agreement with Pioneer Natural Resources, Inc.

In 1999, Mr. Boyce joined the predecessor company of EnDevCo, Inc. through a merger of assets of Partners In Exploration, LLC in exchange for Common Shares. These assets included a 50% interest in the lucrative Block 20 exploration area located in the Republic of Yemen. Following his merger with the Corporation, Mr. Boyce was responsible for; negotiation of the Block 20 Production Sharing Agreement with the Yemen government, securing Occidental Petroleum as a major industry financial partner and the successful implementation of a major 3D seismic campaign in Block 20. In 2001, Mr. Boyce resigned from the Corporation and resumed his geological consulting practice under the name of dB, LLC. During 2001 and through 2002, Mr. Boyce led a highly contested proxy campaign for control of the Corporation. At the Annual Shareholders Meeting held in the fall of 2002, the shareholders of the Corporation elected an entirely new Board of Directors, including Mr. Boyce to replace the previous Board of Directors and executive management of the Corporation. Since that time, Mr. Boyce has served the Corporation as a member of the Board of Directors and in positions of management including President and Chief Operating Officer.

Mr. Boyce graduated from the Colorado School of Mines in l978 with a Bachelor of Science Degree in Geophysical Engineering. He is a member of the American Association of Petroleum Geologists, the Society of Exploration Geophysicists and the Association of International Petroleum Negotiators and is a registered Professional Geoscientist with the State of Texas, License #2179.

Pursuant to the disclosure requirements under Item 401 of Regulation S-K of the Securities Act of 1933, the Securities Exchange Act of 1934 and Energy Policy and Conservation Act of 1975, during the previous five years, Mr. Boyce has not made a personal or corporate petition for protection under either Federal or State bankruptcy laws. Mr. Boyce has not been involved in any criminal proceedings either past or pending. Mr. Boyce has never been the subject of any order, judgment or decree relating to his engaging in any business, including but not limited to any activities regarding the sale or purchase of any security or commodity regulated by either Federal or State authorities.

John A. Brush

Mr. John A. Brush is currently serving as a non-executive independent director of the Corporation and is nominated to serve a three-year term if elected at the Annual Meeting. Mr. Brush brings the experience and depth of a distinguished twenty-two year career in oil and gas law to the Board of Directors.

Mr. Brush is currently employed as Senior Contracts Administrator for Computer Sciences Corporation located in Houston, Texas. Computer Sciences Corporation ("CSC") is a large information technology corporation that is a leader in the field of outsourcing information technology to a worldwide client base.

Prior to joining CSC, Mr. Brush was in private legal practice for five years. His clients included large and small oil and gas exploration and production companies, entrepreneurs and foreign government agencies. Earlier, Mr. Brush served as Vice President and General Counsel for Forcenergy, Inc. ("Forcenergy"). While serving in this capacity, Mr. Brush designed and implemented land acquisition and marketing strategies and managed day to day legal issues on a corporate level that included coordination of multiple outside legal firms in a wide variety of cases. In addition, Mr. Brush evaluated government marketing, transportation and royalty regulations that had a significant impact on company operations and profitability. During his tenure at Forcenergy, Mr. Brush coordinated a $60 million dollar initial public offering ("IPO") of the company's stock and simultaneously coordinated the merger of the company with a privately held independent oil company.

Mr. Brush has extensive experience in business development activities having worked over nineteen years with several premier independent oil and gas companies including Apache Corporation, Hamilton Brothers Oil Co., The Superior Oil Company and Michigan Wisconsin Pipe Line Company. Areas of experience in this environment include dealing with multinational corporations, various U.S. and foreign government agencies and ministries, opposing counsels, co-venturers, insurers and financial institutions. Mr. Brush's legal experience during this time include joint operating agreements, oil and gas exploration concessions, natural gas, oil, sulfur and liquids sales royalties, processing plant agreements, joint bidding agreements, farmout agreements, settlement agreements, public offerings and private financing, risk management including hedging strategies, acquisitions, divestitures and mergers. Mr. Brush also has extensive experience marketing oil, natural gas, liquids and sulfur in the United States, Asia, Canada and Europe, having been responsible for marketing over 12,500 barrels of crude oil and 120 million cubic feet of gas production daily that generated annual revenues in excess of $175 million dollars.

In addition to his domestic experience, Mr. Brush's international experience includes review and negotiation of deals in Albania, Aruba, Australia, Bangladesh, Belize, Brazil, Canada, Cameroon, Chile, Croatia, Dagastan, Ecuador, Egypt, England, Equatorial Guinea, Eritrea, Gabon, Ghana, India, Indonesia, Malaysia, Netherlands, Norway, Peru, Scotland, Suriname, Thailand, Turkey and Venezuela.

John A. Brush graduated from the South Texas College of Law, Houston, Texas with a Juris Doctor Degree. Mr. Brush completed his undergraduate studies at the University of Michigan, receiving a Bachelor of Arts Degree in Political Science. Mr. Brush has been admitted to the State Bar of Texas and is a member of the American Bar Association and the Houston Bar Association. He is also a member of the American Corporate Counsel Association, the American Association of Professional Landmen, the Association of International Petroleum Negotiators, the Natural Gas Association of Houston and New Orleans and the Houston Producers Forum.

Pursuant to the disclosure requirements under Item 401 of Regulation S-K of the Securities Act of 1933, the Securities Exchange Act of 1934 and Energy Policy and Conservation Act of 1975, during the previous five years, Mr. Brush has not made a personal or corporate petition for protection under either Federal or State bankruptcy laws. Mr. Brush has not been convicted in any criminal proceedings either past or pending. Mr. Brush has never been the subject of any order, judgment or decree relating to his engaging in any business, including, but not limited to any activities regarding the sale or purchase of any security or commodity regulated by either Federal or State authorities.

Charles R. Close

Mr. Charles R. Close is currently serving as a non-executive independent director of the Corporation and is nominated to serve a three-year term if elected at the Annual Meeting. Mr. Close brings the experience and depth of a distinguished career in accounting and taxation expertise specific to the energy business to the Board of Directors.

Mr. Close is the owner of C. R. Close & Associates, PC ("Close & Associates"), and a certified public accounting practice located in Houston, Texas that specializes in the energy industry. Mr. Close has been continuously employed in that practice for ten years. The business activities of Close & Associates focus on tax financial reporting issues, federal and state tax planning and compliance, transaction analysis and support, and federal and state audit support for several large public independent oil and gas companies and drilling and oilfield service companies. Close & Associates also provides full financial support for a privately owned energy service company, including the oversight and preparation of the daily accounting operations, preparation of the monthly financial package, preparation of annual operating budgets, and management of working capital. Other management duties include business development, contract negotiations, and strategic planning.

Prior to starting Close & Associates in 1993, Mr. Close enjoyed a successful tenure at Price Waterhouse in Texas. During his time at Price Waterhouse, Mr. Close advanced from the position of Staff Accountant through the positions of Consultant, Manager and ultimately served as the Senior Tax Manager in the Petroleum Industry Services Group. Responsibilities included tax planning, consultation and compliance for large oil and gas exploration and production companies and for a wide variety of oil field service companies.

Mr. Close graduated from the University of Texas in 1980 with a Bachelor of Arts Degree in Business Administration (Accounting) and is a Certified Public Accountant. He is a member of the American Institute of Certified Public Accountants and the Texas Society of Certified Public Accountants.

Pursuant to disclosure requirements under Item 401 of Regulation S-K of the Securities Act of 1933, the Securities Exchange Act of 1934 and Energy Policy and Conservation Act of 1975, during the previous five years, Mr. Close has not made a personal or corporate petition for protection under either Federal or State bankruptcy laws. Mr. Close has not been convicted in any criminal proceedings either past or pending. Mr. Close has never been the subject of any order, judgment or decree relating to his engaging in any business, including, but not limited to any activities regarding the sale or purchase of any security or commodity regulated by either Federal or State authorities.

Chris A. Dittmar

Mr. Dittmar is currently serving on the Corporation's Board of Directors and additionally in the executive capacity as Chief Executive Officer and Corporate Secretary of the Corporation. He is serving a three-year term that expires December 31, 2007. In addition to his activities with the Corporation, Mr. Dittmar is the Chief Executive Officer of Alliance Energy Corporation ("Alliance"). Alliance is a privately held family corporation currently engaged in oil and gas exploration and production and power development on an international basis.

Mr. Dittmar was the Chairman, President and CEO of Xavier Corporation from 1993-1997. Xavier was an independent exploration and production corporation principally engaged in the acquisition and development of natural resources in the Former Soviet Union. Xavier entered into joint ventures and technical service agreements with Russian entities for the exclusive exploration, production, processing and marketing of oil and gas reserves in excess of two billion barrels. While with Xavier, Mr. Dittmar developed the corporate business plan and raised in excess of $100 million dollars of debt and equity financing for its implementation. Mr. Dittmar also has extensive experience recruiting and managing senior management teams required to implement large-scale international operations.

Prior to 1993, Mr. Dittmar operated a private investment entity for family oil and gas investments and has held previous positions as Assistant Controller for Occidental Chemical Company and Audit Manager for Occidental Petroleum Corporation as well as a Senior Accountant at Aluminum Company of America.

Mr. Dittmar graduated from Cleveland State University, Cleveland, Ohio with a Juris Doctor. Mr. Dittmar completed his undergraduate studies at Iowa State University graduating with a Bachelor of Science Degree in Economics and Industrial Administration (Finance).

Mr. Dittmar has not made a personal or corporate petition for protection under either Federal or State bankruptcy laws. Mr. Dittmar has not been convicted in any criminal proceedings either past or pending. Mr. Dittmar as part of a settlement agreement under the Texas Solid Waste Disposal Act ("TSWDA") (entered into because of the uncertainty and costs of litigation, which is not to be construed as an admission of liability or a violation of the TSWDA under the terms of the settlement agreement) agreed to be permanently enjoined from owning, operating or otherwise participating in the operation of any (1) commercial, industrial or hazardous waste management facility and/or business, (2) waste water treatment facility and/or business, or (3) industrial or hazardous waste treatment, storage or disposal business in the State of Texas and paid a required $10,000 civil penalty, but has never been the subject of any other order, judgment or decree relating to his engaging in any business, including, but not limited to any activities regarding the sale or purchase of any security or commodity regulated by either Federal or State authorities.

Litigation Involving Nominees for Board of Directors

Adair International Oil & Gas, Inc. vs. Chase Mellon Shareholder Services, Inc., Mellon Investor Services, LLC., U.S. Stock Transfer Corporation, Thomas Kernaghan & Co., Union Securities, Ltd., Merrill, Lynch, Hubbard, Inc., Tatiana Roa, Braden, Bennick, Goldstein, Gazaway & Co., Jack Sisk & Co., Jackson & Rhodes, P.C., Malone and Bailey, PLLC, John W. Adair, Jalal Alghani and Vivian Quintero - Cause No. 2001-63909, 55th District Court, Harris County, Texas.

The Corporation's claims in the suit against John W. Adair ("Adair"), Jalal Alghani ("Alghani") and Vivian Llerena Quintero ("Quintero") involve allegations of fraud, conspiracy and breach of fiduciary duties owed to the Corporation by Mr. Adair and Mr. Alghani while they were Officers and Directors of the Corporation prior to their removal from the Board of Directors at the Corporation's annual shareholders meeting on August 5, 2002. The Corporation's claims in the suit against Ms. Quintero involve allegations of fraud, conspiracy and breach of fiduciary duties while she was employed by the Corporation as office manager and personal assistant to Mr. Adair when he was Chairman and CEO of the Corporation.

After the Corporation's claims were filed in the suit, Mr. Adair, Mr. Alghani and Ms. Quintero filed "counter claims" against the Corporation on November 9, 2002 alleging standing to sue as shareholders of the Corporation. Mr. Adair, Mr. Alghani and Ms. Quintero also filed the above described "counter claims" against Richard G. Boyce, Larry Swift, Gene Ackerman, David Crandall, Chris A. Dittmar, John A. Brush, Charles R. Close, and Shareholders Committed to Restoring Equity Group, Inc. ("SCORE Group").

The Corporation subsequently filed a motion for summary judgment on April 29, 2003 and the Court on July 11, 2003 again by clarified ruling on September 23, 2003, ordered the Corporation's motion for summary judgment be granted as to all claims in Defendant's / Counter Plaintiff's second amended petition, including the claim of conspiracy to commit defamation, with the exception of the common law defamation claim against the Corporation, SCORE Group and Mr. Boyce. The Corporation has denied the allegation and the Board of Directors has determined it is the best interest of the Corporation to assume the defense of SCORE Group and Mr. Boyce and to indemnify same in its defense of this sole remaining allegation filed by Mr. Adair, Mr. Alghani and Ms. Quintero.

The Corporation on August 23 and September 4, 2003 filed amended petitions adding the additional Defendants Chase Mellon Shareholder Services, Inc., Mellon Investor Services, LLC, U.S. Stock Transfer Corporation, Union Securities, Ltd., Merrill, Lynch, Pierce, Fenner & Smith, Inc., Tatiana Roa, Braden, Bennick, Goldstein, Gazaway, & Co., Jack Sisk & Co, Jackson & Rhodes, P.C., John W. Adair, Jalal Alghani and Vivian Llerena Quintero and their co-conspirators, jointly and severally, and in favor of the Corporation for the sum of up to five hundred million dollars ($ 500,000,000) in actual damages and punitive damages against each of said Defendants as assessed by the jury and for such other and further relief to which the Corporation may show to be justly entitled.

Discovery in this case was ongoing before the change of control of the Corporation occurred as a result of the Annual Shareholders Meeting on August 5, 2002. Since that time and as a result of adding additional parties to the lawsuit as described in the preceding paragraph, extensive additional discovery regarding the facts of this case have been undertaken by the new parties to the lawsuit. The Corporation and Mr. Boyce have provided responses to all requested discovery. The Corporation will continue to vigorously pursue this case and has engaged expert witnesses to provide testimony regarding certain aspects of this case. The Court has set a trial date for February 2006.

On February 11, 2005, the Corporation executed a Stock Purchase, Settlement, And Mutual Release And Indemnity Agreement only with John W. Adair, Jalal Alghani and Vivian Llerena Quintero. On June 17, 2005, the Corporation executed a Compromise Settlement Agreement And Mutual Release with Jackson & Rhodes, P.C. ("Jackson") and a Settlement Agreement And General Release with U.S. Stock Transfer Corporation ("USST"). Jackson and USST paid a combined total cash payment of $395,000. The Corporation received $233,893 net of expenses of $161,107. See Forms 8-K filed February 16, 2005 and June 29, 2005. The Corporation is now the sole plaintiff and is pursuing its claims against all other defendants.

The Corporation is a party to various claims and litigation. Although no assurances can be given, the Corporation recognizes, based on its experience to date, that the ultimate resolution of such items, individually or in the aggregate, would not have a material adverse impact on the Corporation's financial position or results of operations. The Corporation is currently exploring settlement options.

Beneficial Share Ownership of Nominees for Board of Directors

The following table sets forth information concerning the beneficial ownership of Common and Preferred Shares as of July 1, 2005 for: (a) each Director and nominee for Director of the Corporation, (b) the persons who served in positions as Officers of the Corporation and (c) the Directors and Officers as a group.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Class
	Common Shares	Preferred Shares	Common Shares**	Preferred Shares***
Richard G. Boyce*	2,503,752	787,500	1.27%	13.84%
John A. Brush	None	87,500	None	1.54%
Charles R. Close	None	87,500	None	1.54%
Chris A. Dittmar	None	755,000	None	13.27%
Larry Swift	None	420,000	None	7.38%
Directors and Officers Total	2,503,752	2,137,500	1.27%	37.56%

*      All nominees' addresses are 2425 Fountainview Drive, Suite 215, Houston, Texas 77057.
**    Total of 197,059,750 Common Shares issued and outstanding.
***  Total of 5,691,148 shares of "Series A" Preferred Shares issued and outstanding.

Name	Age	Position
Richard G. Boyce	51	Director, COO, EnDevCo, Inc., Houston, TX
John A. Brush	50	Independent Director, EnDevCo, Inc., and Senior Contracts Administrator, Computer Sciences Corp., Houston, TX
Charles R. Close	46	Independent Director, EnDevCo, Inc., and Owner and Certified Public Accountant, C. R. Close & Associates, Houston, TX
Chris A. Dittmar	58	Director, CEO and Corporate Secretary, EnDevCo, Inc., Houston, TX
Larry Swift	51	CFO and Assistant Corporate Secretary, EnDevCo, Inc., Houston, TX

Directors of the Corporation are elected annually. Officers of the Corporation are selected by the Board of Directors and serve at the pleasure of the Board. None of the nominees for Director serves on the Board of Directors of any other company that is a reporting company under the Securities Exchange Act of 1934. No person nominated to serve as a Director is related to any other Director of the Corporation.

Beneficial Ownership of Others Known to Hold More than 5% interest in the Corporation

NONE

Executive and Director Compensation

The Board of Directors of the Corporation by corporate resolution has set the following compensation schedules for executives and directors:

  " Director's compensation has been set at $30,000 annually, such compensation to be payable with Series "A" Preferred Shares.

  " For the executive position of CEO and Corporate Secretary, Mr. Dittmar's compensation has been set at $240,000 annually, such compensation to be payable with Series "A" Preferred Shares. For the executive position of COO, Mr. Boyce's compensation has been set at $240,000 annually, such compensation to be payable with Series "A" Preferred Shares. For the executive position of CFO and Assistant Corporate Secretary, Mr. Swift's compensation has been set at $144,000, such compensation to be payable with Series "A" Preferred Shares.

  " Executives have no 401(k) or retirement plan through the Corporation.

The following table reflects the current Directors and Officers compensation for services to the Corporation through June 30, 2005.

Name	Director Salary	Officer Salary	Total Compensation
Richard G. Boyce	$ 15,000	$ 120,000	$ 135,000
John A. Brush	$ 15,000	$ 0	$ 15,000
Charles R. Close	$ 15,000	$ 0	$ 15,000
Chris A. Dittmar	$ 15,000	$ 120,000	$ 135,000
Larry Swift	$ 0	$ 72,000	$ 72,000
Total	$ 60,000	$312,000	$ 372,000

Code of Ethics for Senior Financial Officers of the Corporation

The Corporation has recently adopted a Code of Ethics for Senior Financial Officers of the Corporation that reflects our standing policies and contains additional policy initiatives. The Corporation requires all its Senior Financial Officers to adhere to the Code of Ethics for Senior Financial Officers of the Corporation in addressing the legal and ethical issues encountered in conducting their work. The Code of Ethics for Senior Financial Officers of the Corporation requires that Senior Financial Officers avoid conflicts of interest, comply with securities laws and other legal requirements and conduct business in an honest and ethical manner. The Corporation has conveyed the importance of the Code of Ethics for Senior Financial Officers of the Corporation to its Senior Financial Officers and their obligations and responsibilities thereunder.

Senior Financial Officers are required to report any conduct that they believe in good faith to be an actual or apparent violation of the Code of Ethics for Senior Financial Officers of the Corporation. The Corporation has established procedures for receiving, retaining and treating complaints received regarding accounting, internal accounting controls or auditing matters and for the confidential and anonymous submission by employees of concerns regarding questionable accounting or auditing matters. The Corporation has made available to stockholders the Code of Ethics for Senior Financial Officers of the Corporation on its website at www.endevcoinc.com or a copy can be obtained by writing to the Corporation Secretary, 2425 Fountainview, Suite 215, Houston, Texas 77057. Any change to or waiver from the Code of Ethics for Senior Financial Officers of the Corporation will be immediately disclosed on the Corporation's website at www.endevcoinc.com.

ITEM 2: DIRECTORS' PROPOSAL TO RATIFY SELECTION OF
INDEPENDENT PUBLIC ACCOUNTANT

On July 8, 2005, the Corporation appointed the accounting firm of Killman, Murrell & Co. P.C. ("Killman") 3300 N. A Street, Bldg. 4, Suite 200, Midland, Texas 79705 as independent accountants for fiscal 2004 and 2005 after the previous independent accountant, Clyde Bailey P.C. ("Bailey"), resigned for personal health reasons.

Audit Fees

Killman has billed the Corporation $27,152.00 in the aggregate, for conducting the audit of the Corporation's annual financial statements on SEC Form 10-KSB for fiscal 2004 and for the review of the Corporation's quarterly financial statements on the SEC Form 10-QSB for fiscal 2005.

Financial Information Systems Design and Implementation

No fees have been paid by the Corporation to Killman or Bailey, or any other financial services firm for consulting with regard to financial information systems design and implementation.

All Other Fees

No other fees have been paid by the Corporation to Killman or Bailey or any other financial services firm for any other purpose.

Upon the recommendation of the Corporation's management, the Board of Directors has unanimously reappointed Killman as the independent public accounting firm to audit the Corporation's financial statements for the fiscal year 2005, beginning January 1, 2005.

Your Board of Directors unanimously recommends that you vote "FOR" the ratification of Killman for fiscal 2004 and the appointment of Killman for fiscal 2005 as the Corporation's independent public accountant.

ITEM 3: OTHER MATTERS TO BE PRESENTED

The Board of Directors does not intend to bring other matters before the Annual Meeting except items incident to the conduct of the Annual Meeting, and the Corporation has not received timely notice from any shareholder of intent to present a proposal at this Annual Meeting. In order for a shareholder proposal to be formally considered at this Annual Meeting and included in this Proxy Statement, the proposal must have been received in writing by the Corporation at its executive offices on or before December 31, 2004. On any matter properly brought before the meeting by the Board or by others, the persons named as proxies in the accompanying proxy, or their substitutes, will vote in accordance with their best judgment.

Shareholder Communications with the Board

Any shareholder wishing to communicate with the Board of Directors may do so by writing to the Board of Directors at the Corporation's principal address of 2425 Fountainview, Suite 215, Houston, Texas 77057. Any shareholder communication so addressed, unless clearly of a marketing nature, will be delivered unopened to the director to whom it is addressed or to the Chairman of the Board if addressed to the Board of Directors.

Proposals of Shareholders

A proposal of a shareholder intended to be presented at the 2006 Annual Meeting must be received at the Corporation's principal executive offices no later than December 31, 2005, if the shareholder making the proposal desires such proposal to be considered for inclusion in the Corporation's proxy statement and form of proxy relating to such meeting. If such timely notice of a shareholder proposal is not given, the proposal may not be brought before the annual meeting. If timely notice is given but is not accompanied by a written statement to the extent required by applicable securities laws, the Corporation may exercise discretionary voting authority over proxies with respect to such proposal if presented at the annual meeting.

BUSINESS PLAN

Executive management is following a Business Plan (see note 1)designed to recapitalize and revitalize the Corporation. The Corporation is involved in several development projects that transcend the traditional business scope of oil and gas exploration and production. These activities include production of oil and gas from interests held by the Corporation in the United States and Colombia. The Corporation is also investigating the development of new technologies for the enhancement of oil and gas production and utilizing that technology to gain leverage in the purchase of domestic oil and gas production. The Board of Directors will modify this Business Plan as appropriate subject to their fiduciary duties to the Corporation's shareholders.

OIL AND GAS EXPLORATION AND DEVELOPMENT

The Corporation is pursuing oil and gas exploration and development opportunities in both domestic and international venues. Domestically, the Corporation has secured certain development rights in the Gulf of Mexico that will provide it with the opportunity to participate in the drilling of low risk development wells. As a result of recently acquired 3D seismic data which has been integrated with previously known geological and engineering data, several low risk development drilling opportunities have been identified. Participation in these types of relatively low risk and low cost wells will provide near term cash flow to support the activities of the Corporation.

Internationally, the Corporation has identified several exploration projects that carry significant upside potential (although at higher risk). The Corporation currently holds an option agreement for certain exploration rights in the Rio Magdalena Valley of Colombia and is evaluating other opportunities located in South America, Canada and Europe.

__________________________________

Note 1 - The Corporation's Business plan includes certain forward-looking statements. The forward-looking statements reflect the Corporation's expectations, objectives and goals with respect to future events and financial performance. They are based on assumptions and estimates, which we believe are reasonable. However, actual results could differ materially from anticipated results. Important factors that may impact actual results include, but are not limited to commodity prices, political developments, legal decisions, market and economic conditions, industry competition, the weather, changes in financial markets and changing legislation and regulations. The forward-looking statements contained in this report are intended to qualify for the safe harbor provisions of Section 21E of the Securities and Exchange Act of 1934, as amended.

Gulf of Mexico - On December 28, 2003, the Corporation entered into an agreement with Pine Curtain Production Corporation, LLC wherein the Corporation has the option to participate in a 50% undivided interest of the Seller's undivided interest in Eugene Island Block 294 and Chandeleur Block 14 which expired on June 30, 2005. On July 27, 2005, the Corporation entered into a farm-in agreement with BT Operating Co. wherein the Corporation will participate in the drilling and completion of one well to earn 50% of the Seller's undivided interest in Eugene Island Block 294.

Rio Magdalena Option, Colombia - On September 25, 2003, the Corporation purchased from Harvest Production Company, LLC an option to participate in the acquisition and processing of 101 kilometers of 2D seismic, and a continuing option to participate on a joint venture basis in wells to be drilled after the interpretation of that seismic on their Rio Magdalena Association Contract comprising 58,546 hectares (144,600 acres) situated in the Upper Magdalena River region of Colombia. On June 25, 2005 the Corporation purchased an option from Harvest Production Company, LLC to purchase 50% of Seller's interest in the assets covered by the September 25, 2003 option, proven undeveloped reserves in the block and Seller's proprietary data previously acquired over the lease acreage described above, in consideration of the Corporation securing financing for development. This option expires June 30, 2007.

ENERGY TECHNOLOGY DEVELOPMENT

Development and implementation of new energy technologies will become a key new business focus for the Corporation. The identification of and early participation in the implementation of these types of technologies opens several avenues for potential revenue generation and profits. In some instances, the technology can be manufactured and sold to end users once the market accepts the technology. In other instances, the technology might provide a unique competitive advantage that can be successfully leveraged by the Corporation in the acquisition and development of existing energy projects. Initially, the Corporation will limit its scope of investigation to those technologies that directly compliment the oil and gas, and power industries.

POWER GENERATION

The Corporation has management experience and expertise in the areas of power plant development, operations, and optimization. The Corporation intends to pursue opportunities to serve as a management team representing the interests of lenders and private equity investors in control of generation assets acquired from the merchant generation sector.

Appendix A

THIS PROXY IS SOLICITED ON BEHALF OF THE

ENDEVCO, INC.

IN SUPPORT OF THE CORPORATION'S NOMINEES
TO ELECT TWO MEMBERS OF THE BOARD OF DIRECTORS

THIS IS A SOLICITATION ON BEHALF OF AND IN SUPPORT OF
THE CORPORATION'S CURRENT BOARD OF DIRECTORS

The undersigned hereby constitutes and appoints Richard G. Boyce as Proxy of the undersigned, with full power to appoint his substitute, and authorizes him to represent all Common Shares, par value $ 0.00 per share and all Series "A" Preferred Shares, par value $ 0.01 per share of ENDEVCO, INC. ("the Corporation") held of record by the undersigned as of the close of business on September 12, 2005, and to vote all of those shares at the Annual Meeting of the Corporation's shareholders to be held at 3000 Richmond, Suite 370, Houston, Texas 77098 at 9:30 am local time, on October 24, 2005 and at any adjournment, postponement or rescheduling thereof.

When properly executed, this Proxy will be voted in the manner directed herein by the undersigned shareholder(s). If no direction is given, this Proxy will be voted FOR the Corporation's Nominees. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the Corporation's Annual Meeting and any adjournment, postponement or rescheduling thereof. A shareholder of the Corporation wishing to vote in accordance with the Corporation's recommendations need only sign and date this Proxy card and return it in the enclosed postage-paid envelope.

The undersigned hereby acknowledges receipt of a copy of the accompanying Proxy Statement with respect thereto and hereby revokes any Proxy or Proxies heretofore given. This is a revocable Proxy and may be revoked at any time before it is exercised. Pursuant to Article 2.08 of the Bylaws of the Corporation this Proxy is no longer valid after eleven months from the date of its execution.

PLEASE SIGN AND DATE ON REVERSE SIDE AND RETURN PROMPTLY IN ENCLOSED ENVELOPE.

PROXY CARD

PROPOSAL TO ELECT AS DIRECTOR of EnDevCo, Inc. (the "Corporation"), the following Nominees to the Board of Directors of the Corporation to serve for terms as defined herein or until their successors are elected and shall qualify.

ITEM 1:	ELECTION OF DIRECTORS

	Nominees	FOR	WITHHELD

Charles R. Close
John A. Brush

To withhold authority to vote FOR a particular nominee; write that nominee's name below:

____________________________________________________

		FOR	AGAINST
ITEM 2:	PROPOSAL TO RATIFY APPOINTMENT OF INDEPENDENT PUBLIC ACCOUNTANT FOR FISCAL 2004 AND 2005

In his discretion, the Proxy is authorized to vote upon such other business as may properly come before the Corporation's 2005 Annual Meeting and any adjournment, postponement, or rescheduling thereof.

Please sign your name exactly as shown here. If more than one holder, each holder should sign. When signing as an attorney, administrator, executor, guardian or trustee, please add your title as such. If executed by a corporation or partnership, the Proxy card should be signed by a duly authorized person, indicating title or authority.

Please be sure to sign and date this Proxy.

Date: ___________________________

_______________________________
Shareholder(s) signature(s)